Exhibit 10.5.4

*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Amendment #3 to LifeSeq® Collaborative Agreement

     This Amendment to the LifeSeq® Collaborative Agreement (this “Amendment”) is entered into as of October 25,2004 (the “Amendment Effective Date”) by and between Incyte Corporation (f/k/a Incyte Genomics, Inc.), a Delaware Corporation (“Incyte”) and Genomic Health, Inc., a Delaware corporation (“GHI”).

Recitals

     WHEREAS, Incyte and GHI are parties to the LifeSeq® Collaborative Agreement between Incyte Genomics, Inc. and Genomic Health, Inc. dated March 30,2001 (the “Agreement”) as amended December 21,2001 and further amended on July 19,2002; and

     WHEREAS, Incyte and GHI desire to amend and supplement of the Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Amendment as of the Amendment Effective Date

     1. The definition of “Access Term‘?in Article 1.0 of the Agreement is hereby deleted and replaced with the following:

“Access Term” shall mean the period commencing on the Effective Date and continuing in perpetuity, unless the Agreement is earlier terminated pursuant to Article 7.0.

     2. The definition of “Designated Gene” in Article 1.0 of the Agreement is hereby deleted in its entirety and Incyte and GHI hereby agree to the following procedure for identification of a “Designated Gene”:

(a)	In the event GHI desires to acquire a nonexclusive license in respect of a GenelGene Derivative that has been Used by GHI, in accordance with Article 3 of the Agreement, during the License Term GHI shall make a written request to Incyte identifying such Gene/Gene Derivative.

(b)	Incyte shall, within thirty (30) days, from the date of receipt of such written request respond to GHI and advise whether or not GHI may acquire a nonexclusive license in respect of such Gene/Gene Derivative. Incyte may only advise GHI that it may not acquire a non-exclusive license in respect of such Gene/Gene Derivative if (i) Incyte has already exclusively licensed such Gene/Gene Derivative to another, or (ii) Incyte has committed to exclusively license such Gene/Gene Derivative to another, or (iii) Incyte is in bona fide negotiations with another to exclusively license such Gene/Gene Derivative.

*** Confidential material redacted and filed separately with the Commission.

(c)	GHI shall have fifteen (15) days from the date of receipt of Incyte’s response that such Gene/Gene Derivative is available for licensing to respond in writing that it wants to acquire a nonexclusive license in respect of such Gene/Gene Derivative. Upon Incyte’s receipt of such response, the specified Gene/Gene Derivative shall be deemed a “Designated Gene.”

     3. All references to the term “Designated Gene/Gene Derivative” throughout the Agreement are hereby replaced with the term “Designated Gene.”

     4. The definition of “LifeSeq® Gold Database” in Article 1.0 and the corresponding Exhibit A are hereby deleted in their entirety.

     5. The definition of “LifeSeq® Database Product(s)” in Article 1.0 is hereby deleted and replaced with the following:

“LifeSeq® Database Products” shall mean the March 2004 release of Incyte’s proprietary database of Database Information, any LifeSeq® Database Products previously provided to GHI, and the December 2003 release of Incyte’s database of expressed sequence tags from rat, mouse, monkey and dog, including any gene assemblies with any derived tissue specific expression information, and referred to as ZooSeq®, all as provided to GHI.

     6.       The following definition is hereby added to Article 1.0 of the Agreement:

“License Term” shall mean three years beginning on the Amendment Effective Date unless earlier terminated pursuant to Article 7.0 or extended pursuant to Section 7.2.

     7.       The definition of “Net Sales” in Article 1.0 is hereby deleted and replaced with the following:

“Net Sales”: shall mean:

with respect to Products that are provided as products, invoiced sales by GHI, GHI Affiliates or sublicensees on all sales of Product (in final form for end use) to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales, less the following deductions from such invoiced sales which are actually incurred, to the extent that they are reasonable and customary, and to the extent that they do not exceed *** percent (***%) of invoiced sales in a calendar quarter:

a)	credits or allowances actually granted for damaged Products, returns or rejections of Product and retroactive price reductions;

b)	freight, postage, shipping, customs duties and insurance charges;

c)	normal and customary trade, cash and quantity discounts, allowances and credits;

*** Confidential material redacted and filed separately with the Commission.

d)	uncollected amounts to the extent not exceeding *** percent (***%) of invoiced sales for a calendar quarter; and

e)	sales, value added or similar taxes measured by the billing amount, when included in billing.

with respect to Products that are provided as services, the gross invoice price for such services performed by GHI, less the following deductions where they are factually applicable and are not already reflected in the gross invoice price:

a)	discounts allowed and taken, in amounts customary in the trade (which shall include the difference between the dollar amount charged by GHI for a Licensed Service and the Medicare and/or Medicaid Limits of Allowance and/or reimbursement limitations of a Third Party insurance program, each to the extent specifically applicable to a particular sale, and only if no payment beyond such limits is received by GHI in any form for such service); and

b)	actual bad debt, calculated in accordance with GAAP, not exceeding ***% of gross invoice price for such services, provided that such ***% limitation shall not apply in the event that GHI can demonstrate by reasonably satisfactory evidence that it was reasonable and diligent in its debt collection practices.

     8. Section 2.1.3 of the Agreement is hereby deleted and replaced with the following:

2.1.3 No Updated Releases or Updates. Notwithstanding anything in this Agreement to the contrary, Incyte shall have no obligation to provide GHI with any updates to, updated releases of or support to the LifeSeq® Database Products.

     9. In Section 2.3.4 of the Agreement, the term “Access Term” is hereby replaced with the term “License Term.”

     10. Section 2.3.7 of the Agreement is hereby deleted and replaced with the following:

2.3.7 Termination of Access Term and/or License Term. Upon any termination of the Access Term, GHI shall discontinue use of all LifeSeq Database Products and Database Information and remove each LifeSeq® Database Product(s) from each Installation Site(s), and promptly return to Incyte, or upon Incyte’s written instruction, destroy all portions and copies of LifeSeq® Database Products and the Database Information. Upon expiration or termination of the License Term, GHI shall perform with Incyte a mutually acceptable final accounting of those Designated Genes which are subject to one or more of the licenses granted to GHI under Article 3 below.

     11. Section 3.1.2 is hereby deleted in its entirety.

     12. Section 3.3 is hereby deleted in its entirety.

*** Confidential material redacted and filed separately with the Commission.

     13. Incyte and GHI hereby agree that within thirty (30) days after the Amendment Effective Date, GHI shall pay to Incyte $*** and upon Incyte’s receipt of such payment, GHI shall have no further obligation to make any payments to Incyte under Section 4.1 of the Agreement.

     14. Note (d) below Table 4.2 is hereby deleted.

     15. The first paragraph of Section 4.3 is hereby deleted and replaced with the following:

The foregoing payments under Section 4.2 will accrue or become due or payable with respect to Product(s) which are covered by a Valid Claim of Incyte Patent Rights and/or to Products which are identified or discovered by a process which (i) utilizes a Gene which is covered by a Valid Claim of Incyte Patent Rights and (ii) where the use of such Gene for such identification or discovery would have constituted an infringement of Incyte Patent Rights but for licenses granted hereunder.

     16. The first sentence of Section 4.5 “Mode of Payment” is hereby deleted and replaced with the following:

For the purposes of determining when a sale of a royalty-bearingProduct occurs, the sale shall be deemed to occur on the date that revenue resulting from such sale is recorded on GHI books in accordance with Generally Accepted Accounting Principles.

     17. GHI acknowledges that Incyte has delivered to GHI as part of the LifeSeq® Database Product, a version of SRS Runtime (“SRS") developed by LION bioscience, Inc. which may be used by GHI in connection with the LifeSeq® Database Products by entering into an agreement with LION bioscience, Inc. GHI shall have no obligation to use SRS. GHI shall have the option to use the LifeSeq® Database Product in flat file format at GHI’s sole discretion. If GHI does not use SRS, GHI shall have no obligation to enter into an agreement with LION bioscience, Inc. with regard to the use of SRS.

     18. Incyte and GHI hereby agree that notwithstanding anything in the Agreement to the contrary, GHI shall have no access to LifeSeq® Database Products via the Internet and Incyte shall have no obligation to provide such.

     19. Article 7.0 (including Sections 7.1, 7.2, 7.4 and 7.5) is hereby deleted and replaced with the following:

7.0 TERM; TERMINATION.

7.1	Termination of Agreement. This Agreement shall continue in perpetuity unless earlier terminated in accordance with Section 7.4. Upon any such termination of this Agreement, the License Term and Access Term shall also be terminated as of the date of termination of this Agreement.

7.2	Extension of License Term. During the term of this Agreement, GHI shall have the right to extend the License Term for additional one-year terms by

*** Confidential material redacted and filed separately with the Commission.

(i) providing written notice to Incyte at least ninety (90) days prior to the end of the then current License Term and (ii) payment to Incyte of a License Term Extension Fee of US$*** at least thirty (30) days prior to the end of the then current License Term. For the avoidance of doubt, the License Term Extension Fee is an annual fee that shall be due to Incyte for each year that GHI desires to extend the initial three-year License Term.

7.3	Maintenance of Licenses. Effective on the one year anniversary of the expiration of the License Term (“Maintenance Fee Date”), to retain any license procured under Sections 3.1 and 3.2 inclusive, GHI shall on a Designated Gene by Designated Gene basis, pay to Incyte a non-refundable Annual License Maintenance Fee. The Annual License Maintenance Fee is *** Dollars (US$***) per year per Designated Gene. The Annual License Maintenance Fee shall be paid to Incyte at least thirty (30) days prior to the anniversary of the Maintenance Fee Date until:

(a)	GHI has developed a Product for which a milestone payment has been made to Incyte pursuant to Article 4.0 in which case such license shall then be in effect in perpetuity; or

(b)	GHI no longer desires to retain such license in which case (i) GHI shall provide written notification to Incyte and the Escrow Agent of such desire; (ii) GHI shall not be obligated to pay any more Annual License Maintenance Fees in respect of the license for the Designated Gene; and (iii) such license shall be terminated.

7.4	Breach. Material failure by either Party to comply with any of its obligations under this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within ninety (90) days after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, immediately to terminate this Agreement by giving notice to the other Party. The right of a Party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

7.5	Accrued Rights Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, or expiration. Upon any termination, relinquishment or expiration of this Agreement, the following provisions will not terminate, but will continue in full force and effect: Section 2.3.7 and Articles 5

(Confidentiality),6 (IntellectualProperty), 7 (Term), 8 (Representations/Warranties), 9 (Indemnity), and 10 (Miscellaneous), and any licenses under Article 3 which have become perpetual pursuant to Sections 4.4 or 7.3 and any corresponding payment obligations and terms under Article 4.

20.	Section 10.7 is hereby amended to update the address of Incyte as follows:

Incyte Corporation Experimental Station E336 Route 141 and Henry Clay Boulevard Wilmington, Delaware 19880 Attn: General Counsel Fax: 302-425-2722

     21. Except as specifically modified or amended by this Amendment which Amendment is effective as of Amendment Effective Date, the Agreement shall remain in full force and effect. For purposes of clarity, this Amendment is not retroactive, therefore as of prior to the Amendment Effective Date, the Agreement shall remain in full force and effect as it existed prior to this Amendment.

     IN WITNESS WHEREOF, Incyte and GHI have caused this Amendment to be executed by their respective duly authorized officers as of the Amendment Effective Date.

Incyte Corporation		Genomic Health, Inc.

By:	/s/ John Keller	By:	/s/ Randy Scott

Name:	John Keller	Name:	Randy Scott

Title:	EVP & CBO	Title:	CEO